                                                                EXHIBIT 10.26


                           [ALANEX CORPORATION LOGO]


May 1, 1996


Ms. Michelle A. Youngers, CPA
5220 Soledad Road
San Diego, CA 92109


Dear Michelle:

Alanex Corporation (the "Company") is pleased to offer you the position of Director of Finance and Administration on the following terms.

You will be expected to manage the financial, accounting and administrative departments of the Company, and will report to the Chief Executive Officer of the Company. Of course, Alanex may change your position, duties and work location from time to time as it deems necessary.

You will receive a salary of one hundred eight thousand dollars ($108,000) per year, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a three hundred sixty-five day (365) fiscal year. Your compensation shall be subject to customary withholding taxes and any other employment taxes which are commonly required to be collected or withheld by the Company. You will also be eligible for a bonus of twenty-two thousand five hundred dollars ($22,500.00) subject to the following conditions: (1) eleven thousand two hundred fifty dollars ($11,250.00) shall be payable within thirty (30) days following the successful completion of an initial public offering of securities of the Company; and (2) eleven thousand two hundred fifty dollars ($11,250.00) shall be paid upon the completion of one year of service with the Company, subject to your satisfactory performance in that year.

The Company also agrees to grant you a stock option to purchase fifty thousand (50,000) shares of Common Stock at an exercise price equal to ten cents ($0.10) (the fair market value of the company's Common Stock) (the "Option") under the standard terms of the company's 1993 Stock Option Plan or any successor stock option plan. The Option shall vest in equal monthly installments over a four-year period. The Option shall have a term of ten years.

You will also be eligible for standard Company employee benefits as described in the Employee Handbook that you will receive upon acceptance of this offer. However, with respect to your entitlement to vacation time, you will receive fifteen vacation days

Michelle A. Youngers                  -2-                       May 1, 1996



annually. The company may modify its compensation and benefits from time to time as it deems necessary.

As an Alanex employee, you will be expected to abide by company rules and regulations, acknowledge in writing that you have read the company Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of company proprietary information. For your review, a copy of the Proprietary Information and Inventions Agreement is attached hereto.

You may terminate your employment with Alanex at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a company officer.

Notwithstanding your status as an at-will employee, the Company agrees that if you are terminated without cause at any time within the first two years of your employment with the Company, the vesting of your Option shall accelerate by a period of two years from the date of your termination. If you are terminated without cause at any time after the first two years of employment with the Company, the vesting of your Option shall accelerate by a period of one year from the date of your termination. All shares subject to the Option that do not vest pursuant to this paragraph shall cease vesting and the Option with respect to such shares will be canceled.

If your employment under this letter agreement is terminated by the Company for cause, you shall be entitled to receive only your accrued base salary and other accrued benefits required by law, prorated to the date of termination. For purposes of this Agreement, "for cause" termination shall be limited to the following: (1) engaging or in any way participating in any activity which is competitive with or intentionally injurious to the Company or which violates any provisions of the Proprietary Information and Inventions Agreement; (2) the commission of any fraud against the Company or use or appropriation for your personal use or benefit any funds or properties of the Company not so authorized by the Board of Directors; (3) the conviction of a crime involving dishonesty or moral turpitude; or (4) conduct which in good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve in your position.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to your satisfactory proof of your right to work in the United States.

Michelle A. Youngers                  -3-                       May 1, 1996


Please sign and date this letter, and return one copy to me by May 24, 1996, if you wish to accept employment at Alanex under the terms described above. If you accept our offer, we would like you to start on June 1, 1996.

We look forward to your favorable reply and to a productive and enjoyable work relationship.


Very truly yours,


ALANEX CORPORATION



By:  /s/ Marvin R. Brown
   -------------------------------------
     Marvin R. Brown, M.D.
     President & Chief Executive Officer


APPROVED AND ACCEPTED:




/s/ Michelle A. Youngers                                     5/24/96
- ----------------------------------------                --------------------
Michelle A. Youngers                                    Date